Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made August 1, 2024, by and between Galectin Therapeutics Inc., a Nevada corporation (the “Company”), and Khurram Jamil, MD, an individual residing in the State of Pennsylvania (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive is currently employed by the Company as its Vice President Clinical Development Medical Director; and

WHEREAS, Company desires to promote Executive to serve as its Chief Medical Officer, and Executive desires to accept such promotion and be employed by the Company as its Chief Medical Officer, all in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the terms, conditions, and mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.          Employment.  The Company hereby employs Executive and Executive hereby accepts employment by the Company upon the terms and conditions hereinafter stated.

2.          Term.  Unless sooner terminated as provided herein, Executive’s term of employment hereunder shall commence on August 1, 2024 (the “Commencement Date”) and continue until [August 1, 2025 (the Initial Term”).  Unless either party provides written notice of non-renewal at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term, as defined below, this Agreement shall automatically renew for a period of twelve (12) months and shall automatically be renewed thereafter for subsequent terms of twelve (12) months (each, a “Renewal Term”; the Initial Term and any Renewal Terms are referred to herein collectively as the “Term”).

3.          Duties.  During the Term, Executive agrees to serve as, and the Company hereby employs Executive as, the Chief Medical Officer and as an Officer of the Company.  Executive will report to the Chief Executive Officer of the Company (the “CEO”). Executive agrees to perform such duties, subject to the reasonable direction of the CEO, as are customarily performed by chief medical officers in companies of similar size and scope in industries similar to the industry in which the Company operates, including, but not limited to, serving as the subject matter expert and leader of developmental efforts and strategy for a portfolio of products in various stages of development as well as marketed products. Executive will largely serve as the ‘face’ of the Company and work closely with the CEO and Chief Financial Officer in representing the Company.

4.          Compensation.  As compensation for services rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive the following as compensation:

(a)          Base Salary.  An initial base salary of Five Hundred Thousand Dollars ($500,000.00) per year from the Commencement Date through the end of the Initial Term (“Base Salary”).  The Compensation Committee of the Board of Directors of the Company (“Compensation Committee”) shall review the Base Salary at least annually during the Term for the purpose of determining whether the Base Salary should be adjusted based on a review of market conditions applicable to base compensation for executives of comparable companies and positions comparable to Executive; provided, however, that Base Salary shall in no event be less than Five Hundred Thousand Dollars ($500,000.00) per year.  The Compensation Committee shall make a recommendation to the Board of Directors for any adjustment to Base Salary; and

(b)         Annual Performance Bonus.  An annual bonus, based on Executive achieving the performance objectives, equal to thirty (30%) of Base Salary (“Performance Bonus”).  For 2024, the Performance Bonus may be prorated for 2024 for your employment period with the Company. The Performance Bonus is based on fifty percent (50%) individual performance and fifty percent (50%) Company performance. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to make any payment of the Performance Bonus in the event that Executive is terminated for Cause (as defined below) by the later of: (i) the end of the applicable calendar year, or (ii) the date after the end of the calendar year that it is determined that Cause for such termination did exist, so long as the process for termination for Cause was initiated in accordance with Section 7(b) below prior to the end of the applicable calendar year.

Base Salary shall be payable in accordance with the Company’s customary payroll practices, and each of Base Salary and any Performance Bonus shall be subject to normal withholding and payroll deductions.  Base Salary and any Performance Bonus shall be subject to periodic review by the Compensation Committee.  Any Performance Bonus payable pursuant to this Agreement with respect to a year shall be paid by the Company to Executive no later than January 31 of the calendar year after the year in which the Performance Bonus was earned by the Executive.

5.          Other Compensation.  In addition to his Base Salary and Performance Bonus, the Company shall provide to Executive such other benefits as are customarily provided to other similarly situated employees at the Company, subject to eligibility as provided in each such benefit plan or program.  By way of example, Executive shall:

(a)         be eligible to participate in employee fringe benefits and pension and/or profit-sharing plans that may be provided by the Company to its employees in accordance with the provisions of any such benefit plans, as the same may be in effect from time to time, including without limitation, the Company’s 401(k) profit-sharing plan and matching of Executive’s contributions thereunder by the Company;

(b)          be eligible to receive term life insurance benefits paid by the Company;

(c)          be eligible to receive short and long-term disability insurance benefits paid by the Company;

(d)          be granted options to purchase 100,000 shares (the “Options”) of the Company’s common stock under the 2019 Omnibus Equity Incentive Plan (“Stock Option Plan”).  The Options shall vest as follows: twenty-five percent (25%) of the Options shall vest  on October 31, 2024; January 31, 2025; April 30, 2025; and July 31, 2025.  In addition, the Stock Option Agreement shall provide that all of the Options not already vested shall vest one hundred percent (100%) upon the occurrence of a Change of Control (as defined below) and for Executive to have the right to a cashless exercise of the Options, in whole or in part;

(e)          [be granted a restricted stock unit award, subject to approval by the Board of Directors of the Company, for 10,000shares of the Company’s common stock (the “RSUs”) which will vest immediately upon the public announcement of the Phase 2 clinical study of Belapectin in NASH patients, provided that Executive remains employed by the Company at such time];

(f)          be eligible to participate in employee incentive stock option plans that may be provided by the Company to its employees in accordance with the provisions of the Stock Option Plan and any other such plans, as the same may be in effect from time to time;

(g)         be eligible to participate in any medical, pharmacy benefit and other health plans (the policies covering both Executive, his spouse and his children that are eligible for coverage being the “Health Insurance”) or other employee welfare benefit plans that may be provided by the Company to its employees in accordance with the provisions of any such plans, as the same may be in effect from time to time (and the Company covenants to provide Health Insurance at all times); provided, however, that approximately seven percent (7%) of the cost of participating in any such medical and health plans shall be paid by Executive;

(h)         during each calendar year, be entitled to twenty (20) business days as paid vacation days (all of which accrue on the first day of each calendar year and, with respect to 2024, shall be pro-rated and take into account any vacation days taken by Executive in his prior position), in addition to all paid holidays given by the Company to its employees.  All vacation days must be used during the applicable calendar year or shall be deemed forfeited, except that Executive may carryover up to a maximum often (10) business days from one calendar year to the next, but may not at any time have more than ten (10) business days available as such a carryover during the Term;

(i)          be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to similarly situated employees from time to time; and

(j)          be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company’s normal policies in effect from time to time.

Executive shall not be entitled to receive any additional benefits or compensation other than as set forth in Section 4 above and this Section 5.  For purposes of this Agreement, a “business day” is a day on which the Company is open for business and shall not include a Saturday, Sunday or legal holiday.

6.          Travel. The Executive shall be based at his home in Pennsylvania but may be expected to work at the Company headquarters in Norcross, Georgia occasionally as needed. The work at Company headquarters is expected to average less than twenty percent (20%) of the Executive’s working time. The Executive shall also be expected to travel for Company clinical trials and to represent the Company at investor and scientific conferences.

7.            Termination.

(a)         In the event of Executive’s death or disability, all obligations of the Company under this Agreement shall terminate except with respect to (i) payment of Base Salary accruing prior to such death or disability, (ii) payment of a portion of the amount of the Performance Bonus equal to the maximum amount of the Performance Bonus multiplied by a fraction, (A) the numerator of which shall be the number of days elapsed from the beginning of the calendar year in which such death or disability occurs and (B) the denominator of which shall be the total number of days in the calendar year in which such death or disability occurs (being 365 in a full year and 366 in 2024), (iii) continuation of medical and other insurance benefits in accordance with the benefit programs provided to Executive, and (iv) in the case of disability, payment of such disability benefits as Executive is entitled to receive in accordance with the applicable plan or program.  As used herein, “disability” means the inability of Executive to perform those duties and responsibilities that are the essential functions of Executive’s position due to illness, accident or any other physical or mental incapacity after a period of reasonable accommodation for such disability, and as determined in accordance with the applicable disability insurance policy.

(b         During the Term, the Company may terminate Executive’s employment without Cause or for Cause.  In the event that Executive’s employment is terminated for Cause, the Company shall give written notice of termination to Executive (such termination to be effective after compliance with the notice and cure and other procedures set forth below in this subsection, as applicable), which notice shall specify Cause in reasonable detail.  As used herein, “Cause” shall mean: (i) a good faith finding by the Company of Executive’s failure to perform his material duties hereunder; (ii) Executive’s violation of the Company’s code of conduct; (iii) Executive’s act(s) or omission(s) amounting to willful misconduct or gross negligence in the performance of his duties hereunder to the detriment of the Company; (iv) Executive’s fraud or embezzlement against the Company, its suppliers or customers; (v) Executive’s conviction of or pleading guilty to any felony under applicable law; or (vi) Executive’s failure to observe or perform any covenant, condition or provision of Sections 10 through 13, inclusive, of this Agreement.  Except as to the immediately preceding clauses (iv), (v) or (vi) and with respect to those Causes that are not capable of being cured, Executive will have thirty (30) days from the date he receives written notice from the Company specifying in reasonable detail the events or circumstances constituting Cause to cure such Cause, and upon such timely cure, such Cause shall be deemed not to have occurred; provided, however, the Company shall be obligated to give Executive notice (and an opportunity to cure) only once in any twelve (12) consecutive month period with respect to similar acts or omissions giving rise to such Cause.

(c)          Executive may voluntarily resign Executive’s position with the Company for Good Reason, at any time on thirty (30) days’ written notice to the CEO (after compliance with the cure and other procedures set forth below in this subsection, as applicable).  Executive will be deemed to have resigned for “Good Reason” if Executive voluntarily terminates Executive’s employment with the Company within sixty (60) days after the occurrence of one or more of the following circumstances: (i) the Company’s material breach of this Agreement; or (ii) Executive’s position and/or duties are changed from those contemplated herein such that Executive’s duties are no longer consistent with the position of a chief medical officer of a company comparable to the Company. Notwithstanding anything contained in this Subsection (c), with respect to any claim of Good Reason by Executive, the Company shall be provided with written notice of the specific circumstance giving rise to Good Reason and, with respect to clauses (i) and (ii) above, thirty (30) days from receipt of written notice in which to cure such circumstance.

8.           Obligations of the Company Upon Termination.

(a)         If either (i) the Company terminates Executive’s employment for Cause during the Term, or (ii) Executive terminates his employment during the Term for any reason other than Good Reason, then this Agreement shall terminate without further obligations on the part of the Company to Executive under Sections 4 and 5 of this Agreement, other than for payment of Executive’s Base Salary accrued through the date of termination, to the extent not theretofore paid and reimbursement of any unreimbursed expenses.

(b)         If either (i) Executive terminates this Agreement for Good Reason or (ii) the Company terminates this Agreement without Cause, then the Company shall pay to Executive (1) Executive’s Base Salary accrued through the date of termination, to the extent not theretofore paid, (2)(A) if such termination occurs within twelve (12) months after the Commencement Date, an amount equal to three (3) months of Executive’s Base Salary, or (B) if such termination occurs after the period specified in (A) above, but prior to the date that is eighteen (18) months after the Commencement Date, an amount equal to six (6) months of Executive’s Base Salary or (C) if such termination occurs after the period specified in (B) above, but prior to the date that is twenty-four (24) months after the Commencement Date, an amount equal to nine (9) months of Executive’s Base Salary, or (D) if such termination occurs after twenty-four (24) months after the Commencement Date, an amount equal to twelve (12) months of Executive’s Base Salary, in any case payable within thirty (30) days after the date of such termination, (3) reimbursement of any unreimbursed expenses and (4) payment of a portion of the amount of the Performance Bonus equal to the maximum amount of the Performance Bonus multiplied by a fraction, (A) the numerator of which shall be the number of days elapsed from the beginning of the calendar year in which such termination occurs and (B) the denominator of which shall be the total number of days in the calendar year in which such termination occurs (being 365 in a full year and 366 in 2024).  In exchange for any such payments, Executive shall execute, within thirty (30) days following such termination, a full release of the Company and its affiliates from all obligations other than as set forth in this Section 8(b) or from any usual and customary indemnification obligations of the Company to Executive as an officer thereof, in form and substance acceptable to the Company in its sole discretion.  Notwithstanding the foregoing, the Company shall not be obligated to make any payments pursuant to this Section 8(b) until it has received such release, fully executed by Executive.  For avoidance of doubt, nonrenewal of this Agreement pursuant to Section 2 hereof shall not constitute a termination by the Company without Cause hereunder and shall not entitle Executive to receive any payments pursuant to this Section 8(b).

(c)        The parties hereto agree that Executive may designate, by written notice to the Company, a beneficiary to receive the payments described in Sections 7 and 8 in the event of his death.  The designation of any such beneficiary may be changed by Executive from time to time by written notice to the Company.  In the event Executive fails to designate a beneficiary as herein provided, any payments which are otherwise to be made to a designated beneficiary under Sections 7 and 8 shall be made to the legal representative of Executive’s estate.

9.          Change of Control.

(a)          For purposes of this Agreement, unless the Board of Directors of the Company determines otherwise, a “Change of Control” of the Company shall be deemed to have occurred at such time as:

(i)          any “person” (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Richard E. Uihlein or an affiliate thereof, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company representing more than 50% of the Company’s outstanding voting securities or rights to acquire such securities, except for any voting securities issued or purchased under any employee benefit plan of the Company or its subsidiaries;

(ii)         a plan of reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or similar transaction is approved or occurs or is effectuated pursuant to which the Company is not the resulting or surviving entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated only upon receipt of all required regulatory approvals not including the lapse of any required waiting periods; or

(iii)        a plan of liquidation of the Company is adopted and completed or an agreement for the sale or liquidation of the Company is approved and completed.

(b)         If, within the period ending twelve (12) months after the date of a Change of Control (the “Change Period”), Executive’s employment with the Company is (i) terminated without Cause by the Company (or by the acquiring or successor business entity following a Change of Control), or (ii) terminated for Good Reason by Executive, the Company shall pay to Executive (A) Executive’s Base Salary accrued through the date of termination, to the extent not theretofore paid, (B) reimbursement of any unreimbursed expenses, (C) a portion of the amount of the Performance Bonus equal to the maximum amount of the Performance Bonus multiplied by a fraction, (X) the numerator of which shall be the number of days elapsed from the beginning of the calendar year in which such termination occurs and (Y) the denominator of which shall be the total number of days in the calendar year in which such termination occurs (being 365 in a full year and 366 in 2024) and (D) an amount equal to twelve (12) months of Executive’s Base Salary, payable in a lump sum no later than thirty (30) days following such termination.  Upon any such Change of Control, Executive’s unvested Options to purchase shares of the Company’s common stock and unvested RSUs shall be one hundred percent (100%) vested, but shall otherwise continue to be governed by the terms and conditions of the Stock Option Agreement, RSU Agreement, and any related stock option or equity incentive plan.

(c)        Notwithstanding the foregoing, if, in connection with a transaction that technically meets, or may meet, the definition of Change of Control as set forth in Section 9(a) above, Executive’s employment by the Company or a successor to the Company is terminated, but Executive is immediately re-hired as an employee of a successor to the Company or surviving company in such a transaction in a comparable position, with the same or greater total annual cash compensation, including bonus potential, and with an employment agreement containing substantially equivalent provisions as this Agreement with respect to termination of the Executive and severance, no benefits shall be payable to Executive under Section 9(b).

10.        Definitions.  The following defined terms shall have the meanings ascribed below.  All other terms shall be given their normal and common usage.

(a)         “Company Business” shall mean the research and development of therapeutic agents whose primary pharmacological mechanisms of action modify galectins and are applicable in the treatment of fibrosis, cancer and related diseases.

(b)         “Competing Business” shall mean any person or entity that engages in a commercial business that is the same or substantially similar to the Company Business.

(c)         “Confidential Information” shall mean data and information: (i) relating to the Company Business, regardless of whether the data or information constitutes a trade secret as that term is defined in the Georgia Trade Secrets Act or any other applicable trade secrets law; (ii) disclosed to Executive or of which Executive became aware as a consequence of Executive’s relationship with the Company; (iii) having value to the Company; (iv) not generally known to competitors of the Company; and (v) which includes trade secrets, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information; provided, however, that such term shall not mean data or information (A) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Executive without authorization from the Company; (B) which has been independently developed and disclosed by others; or (C) which has otherwise entered the public domain through lawful means.

(d)         “Key Employee” shall mean an employee who, by reason of the Company’s investment of time, training, money, trust, exposure to the public, or exposure to customers, vendors, or other business relationships during the course of the employee’s employment with the Company, has gained a high level of notoriety, fame, reputation, or public persona as the Company’s representative or spokesperson or has gained a high level of influence or credibility with the Company’s customers, vendors, or other business relationships or is intimately involved in the planning for or direction of the Company Business or a defined unit of the Company Business.  Such term shall also mean an employee in possession of selective or specialized skills, learning, or abilities or customer contacts or customer information who has obtained such skills, learning, abilities, contacts, or information by reason of having worked for the Company.

(e)         “Material Contact” shall mean the contact between Executive and each customer or potential customer of the Company: (i) with whom or which Executive dealt on behalf of the Company; (ii) whose dealings with the Company were coordinated or supervised by Executive; (iii) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company; or (iv) who receives products and services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive within two (2) years prior to the date of the separation of Executive’s employment with the Company.

(f)          “Professional” shall mean an employee who has as a primary duty the performance of work requiring knowledge of an advanced type in a field of science or learning customarily acquired by a prolonged course of specialized intellectual instruction or requiring invention, imagination, originality, or talent in a recognized field of artistic or creative endeavor.  Such term shall not include employees performing technician work using knowledge acquired through on-the-job and classroom training, rather than by acquiring the knowledge through prolonged academic study, such as might be performed, without limitation, by a mechanic, a manual laborer, or a ministerial employee.

(g)          “Territory” shall mean the United States.

11.          Representations by Executive.

(a)          Executive hereby represents and warrants that he will take the time to fully understand the scope of the Company Business as soon as reasonably possible after the Commencement Date.

(b)         Executive represents and warrants that Executive will engage in at least one of the following activities or sets of activities on behalf of the Company: (i) serve as subject matter expert and leader of developmental efforts and strategy for a portfolio of products in various stages of development; (ii) customarily and regularly solicits for the Company customers or prospective customers; (iii) performs the following duties: (A) has a primary duty of managing the enterprise in which Executive is employed or of a customarily recognized department or subdivision thereof, (B) customarily and regularly directs the work of two or more employees, and (C) has the authority to hire or fire other employees or has particular weight given to suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees; or (iv) performs the duties of a Key Employee or of a Professional.

(c)         Executive represents and warrants that the limited covenants contained in Section 12 below: (i) are fair and reasonable in that they are required for the protection of the legitimate business interests of the Company, including its customer relationships and Confidential Information; (ii) are not greater than are necessary for the protection of the Company in light of the substantial harm that the Company will suffer should Executive breach any of the provisions of said covenants or agreements; (iii) form material consideration for this Agreement; and (iv) do not prohibit Executive from engaging in his business, trade or profession, or from becoming gainfully employed in such a way as to provide a standard of living for himself, the members of his family, and those dependent upon him, to which he and they have become accustomed and may expect.

(d)         After consulting with an attorney or freely choosing not to consult with an attorney, Executive hereby represents and warrants as to the reasonableness of each of the covenants set forth in Section 12 below, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the purpose, consideration for or scope of any or all of the covenants set forth in Section 12 below.

(e)        Executive acknowledges the duty and responsibility to maintain and safeguard all Company property issued and/or provided to Executive, which includes all Confidential Information in any medium.  Executive further acknowledges that such property is and shall always remain the property of the Company and is to be returned to the Company promptly, upon request, and immediately upon the separation of Executive’s employment with the Company at the Company’s expense and in a manner approved by the Company.  If the event that Executive does not return such property to the Company upon the separation of Executive’s employment, Executive understands and hereby expressly consents that the Company, at its sole election, may debit against any monies owed to Executive the full replacement cost of such property, subject to any and all applicable law.

12.          Covenants Necessary to the Company’s Business.

(a)          Restriction on Competition During Employment.  Executive hereby covenants and agrees that, at any and all times during the term of Executive’s employment with the Company, Executive will not, on behalf of any Competing Business, engage in any act of competition against the interests of the Company or any of its affiliates, assigns or successors, as applicable, in any geographic territory wherein the Company engages in the Company Business, regardless of the capacity in which Executive is acting on behalf of the Competing Business.  With respect to this covenant restricting Executive’s behavior during the Term of Executive’s employment only, prohibited acts of competition include, without limitation, the following: (i) performing any services for a Competing Business; (ii) soliciting or recruiting any customer or prospective customer of the Company for a Competing Business; and/or (iii) hiring, recruiting or soliciting any employee of the Company for a Competing Business.  For purposes of this Agreement, references to “affiliates” of the Company shall mean any party that controls, is under common control with, or is controlled by, the Company.

(b)         Non-Solicitation of Customers Following Employment.  Executive covenants and agrees that, fora period of eighteen (18) months following the separation of Executive’s employment with the Company, regardless of the reason for separation, Executive will not, either directly or indirectly, in competition with the Company Business, solicit, entice or recruit for a Competing Business, attempt to solicit, entice or recruit for a Competing Business, or attempt to divert or appropriate to a Competing Business, any actual or prospective customer of the Company with whom Executive had Material Contact on behalf of the Company; provided that this Section 12(b) shall terminate thirty (30) days after termination of Executive’s employment unless the Company provides a written list of actual or prospective customers of the Company with which it believes Executive had Material Contact; provided further, that Executive shall review such list of actual or prospective customers and, within ten (10) days after delivery thereof to Executive, confirm in writing to the Company that such list is accurate and complete or, if Executive does not agree with such list, advise the Company as to any such disagreement.  Executive and the Company agree to use their good faith best efforts to resolve any disagreement as to the contents of the list specified herein.

(c)         Non-Competition Following Employment.  Executive covenants and agrees that, for a period of eighteen (18) months following the separation of Executive’s employment with the Company, regardless of the reason for separation, Executive shall not, within the Territory and on behalf of a Competing Business, either directly or indirectly (whether through affiliates, subsidiaries or otherwise), perform any duties that are the same or similar to those that he performed for the Company within two (2) years prior to the separation of Executive’s employment.  Executive further covenants and agrees that, fora period of eighteen (18) months following the separation of Executive’s employment with the Company, he shall not, either directly or indirectly (whether through affiliates, subsidiaries or otherwise), perform any duties that are the same or similar to those that he performed for the Company within two (2) years prior to the separation of Executive’s employment on behalf of the entities engaged in a Competing Business.  Notwithstanding the foregoing, nothing contained in this Subsection (c) shall be deemed or interpreted to prevent Executive from accepting a position with an employer that is engaged in business that includes, but is not limited to, a Competing Business so long as Executive’s duties, responsibilities and/or activities for such employer during the time period specified herein do not include, directly or indirectly, duties, responsibilities or activities involving the Competing Business portion of such employer’s business. Because the Company is engaged in international drug trials, a reasonable definition of “Territory” must include at least all of the United States. The parties agree that in light of the nature of the Company’s business, this is a reasonable definition of “Territory.”

(d)        Non-Solicitation of Employees Following Employment.  Executive covenants and agrees that, fora period of eighteen (18) months following the separation of Executive’s employment with the Company, regardless of the reason for separation, Executive will not, either directly or indirectly, solicit, entice, encourage, cause, or recruit any person employed by the Company and with whom Executive had contact during Executive’s employment with the Company to leave such person’s employment with the Company to join a Competing Business; provided that general solicitations of employment through media of general circulation and not directly targeting the Company’s employees shall not be a breach of this provision.

(e)         Protection of Confidential Information.  Executive recognizes the interest of the Company in maintaining the confidential nature of its Confidential Information.  Accordingly, and in addition to the covenants described in subparagraphs (a) through (d) above, Executive covenants and agrees that Executive will not, at any time, other than in the performance of Executive’s duties for the Company, both during and after Executive’s employment with the Company, communicate or disclose to any person or entity, or use for Executive’s benefit, or for the benefit of any other person or entity, including any Competing Business, either directly or indirectly, any of the Company’s Confidential Information.

13.        Legal Remedies.  Executive acknowledges and agrees that by virtue of the duties and responsibilities attendant to Executive’s employment with the Company and Executive’s access to Confidential Information, the Company will suffer irreparable loss and damage if Executive should breach or violate any of the covenants and agreements contained in Section 12 of this Agreement.  Executive therefore agrees and consents that, in addition to any other remedies available to the Company, the Company shall be entitled to a temporary restraining order, preliminary injunction and/or permanent injunction, without any bond or other security being required, to prevent a breach or contemplated breach by Executive and by any person or entity to whom Executive provides or proposes to provide any services in violation of any of the covenants or agreements contained in Section 12 of this Agreement.  Any rights created by this Agreement shall be in addition to, and not in lieu of, any other remedies that may exist under any applicable law or in equity.

14.         Governing Law.  The laws of the State of Georgia, including without limitation those contained in O.C.G.A. §§ 13-8-50 et seq., shall govern the validity, interpretation, construction, performance and enforcement of this Agreement.

15.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

16.        Waiver.  The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party.  The failure of a party at any time to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same.

17.       Severability.  If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal; provided, however, if the provision so held to be invalid, unenforceable or otherwise illegal cannot be reformed so as to be valid and enforceable, then it shall be severed from, and shall not affect the enforceability of, the remaining provisions of the Agreement.

18.        Construction.  The parties acknowledge that they have fully read, understood and unconditionally accepted this Agreement, after having the opportunity to consult with an attorney, and acknowledge that this Agreement is mutual and binding upon all parties hereto.

19.        Notices.  All notices, requests, demands, claims or other communications hereunder will be in writing and shall be deemed duly given if personally delivered, sent by email, “pdf” or sent by a recognized overnight delivery service which guarantees next day delivery (“Overnight Delivery”), or mailed registered or certified mail, return receipt requested, postage prepaid, transmitted or addressed to the intended recipient as set forth below:

in the case of the Company to:	Galectin Therapeutics Inc.
4960 Peachtree Industrial Blvd.
Suite 240
Norcross, GA 30071
Email: jlewis@galectintherapeutics.com
Attn: Joel Lewis, CEO

with a copy to:	Dentons US LLP
303 Peachtree St NE Ste 5300
Atlanta, GA 30308
Email: robert.tritt@dentons.com
Attn: Robert E. Tritt, Esq.

and in the case of Executive to:	Khurram Jamil, MD
31 David Drive
Newtown, PA 18940
United States
Email: khurramjamil@yahoo.com
or at such other addresses as any party hereto notifies the other parties hereof in writing in accordance with this Section.

The parties hereto agree that notices or other communications that are sent in accordance herewith (a) by personal delivery, email or pdf will be deemed received on the day sent or on the first business day thereafter if not sent on a business day, (b) by Overnight Delivery, will be deemed received on the first business day immediately following the date sent, and (c) by U.S. mail, will be deemed received three (3) business days immediately following the date sent.

20.        Benefit.  This Agreement is not assignable or delegable, in whole or in part, by Executive without the prior written consent of the Company.  Notwithstanding the foregoing, the covenants of Executive contained in this Agreement shall be binding upon Executive’s heirs and legal representatives and shall survive the termination of this Agreement.  The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.  Furthermore, the Company shall have the right to assign this Agreement to its successors and assigns, and all covenants herein shall inure to the benefit of, and be enforceable by, said successors and assigns.

21.        Entire Agreement, Modification, and Waiver.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to the Executive’s employment with the Company, except that any rights and obligations set forth under prior stock option awards or restricted stock unit awards shall not be affected.  This Agreement may be amended or superseded only by an agreement in writing signed by the parties hereto.  No action or course of conduct shall constitute a waiver of any of the terms and conditions hereof, unless such waiver is specified in writing and, in the case of such action by the Company, approved by the CEO, and then only to the extent so specified.

22.         Headings.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

23.         Litigation Assistance.  Executive agrees that following the termination of his employment hereunder, regardless of the reason for or manner of such termination, other than death or a disability that prevents his cooperation, he shall, upon reasonable notice, furnish such information and give such assistance to the Company in any controversy or matter involving litigation as may reasonably be requested by the Company.  The Company shall compensate Executive for all reasonable out-of-pocket expenses incurred while so assisting the Company and shall pay Executive a per diem equal to the Executive’s last Base Salary under this Agreement divided by two hundred twenty three (223).  Executive is not obligated to assist in any controversy or litigation between the Company and Executive.

24.         Interpretation.  Should any provision of this Agreement require a judicial interpretation, it is agreed that the judicial body interpreting or construing this Agreement shall not apply the assumption that the terms of this Agreement shall be more strictly construed against one party by reason of the rule of legal construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the agreement.  The parties acknowledge and agree that they and their agents have each had the opportunity to participate equally in the negotiations and preparation of this Agreement, and Executive acknowledges that he has had the opportunity to consult legal counsel regarding the terms hereof.

25.         No Limitation.  Notwithstanding anything to the contrary, nothing in this Agreement shall be construed to limit the common law rights of the Company and/or its affiliates with respect to their Confidential Information.

26.         Survival.  Sections 10 through 26 hereof shall survive the termination of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

GALECTIN THERAPEUTICS INC.

By:	/s/ Joel Lewis
Name: Joel Lewis
Title: Chief Executive Officer & President

EXECUTIVE:

/s/ Khurram Jamil
Khurram Jamil, MD

[Signature page to Employment Agreement]